Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Current Report on Form 8-K of IAC/InterActiveCorp of our report dated March 20, 2020 with respect to the combined financial statements of IAC Holdings, Inc. as of December 31, 2019, and for each of the three years in the period ended December 31, 2019, included in the Registration Statement (Form S-1 No. 333-239204) and related Prospectus of IAC Holdings, Inc. filed with the Securities and Exchange Commission on June 16, 2020.

/s/ Ernst & Young LLP

New York, New York

July 1, 2020